Exhibit 99.1

Myomo, Inc. Announces Pricing of Public Offering

CAMBRIDGE, Mass., November 30, 2017 – Myomo, Inc. (NYSE American: MYO), a commercial stage medical robotics company, today announced that it has priced an underwritten public offering of 4,175,000 shares of its common stock and accompanying warrants to purchase 4,175,000 shares of common stock. Each share of common stock is being sold together with one warrant to purchase one share of common stock, at a combined price to the public of $2.40 per share of common stock and accompanying warrant, for gross proceeds of approximately $10.0 million. The warrants have an exercise price of $2.95 per share, are immediately exercisable and will expire on December 4, 2022.

Roth Capital Partners is acting as sole manager.

Net proceeds, after underwriting discounts and commissions and payment of other transaction fees and expenses payable by Myomo, will be approximately $9.1 million.

Myomo intends to use the net proceeds of the offering for debt repayment and working capital and other general corporate purposes. In connection with the offering, Myomo has granted the underwriter a 45-day option to purchase up to an additional 626,250 shares of common stock and/or warrants to purchase 626,250 shares of common stock to cover over-allotments, if any. The offering is expected to close on or about December 4, 2017, subject to satisfaction of customary closing conditions.

A registration statement on Form S-1 (File No. 333-221053) relating to this offering was declared effective by the Securities and Exchange Commission (SEC) on November 29, 2017, and an additional registration statement on Form S-1 (File No. 333-221817) relating to this offering was filed and became effective immediately upon filing under Rule 462(b) under the Securities Act of 1933, as amended. The securities may be offered only by means of a prospectus. When available, a copy of the final prospectus will be available on the SEC's website located at www.sec.gov. Electronic copies of the final prospectus, when available, also may be obtained from Roth Capital Partners, LLC, Equity Capital Markets, 888 San Clemente Drive, Newport Beach, CA 92660, at 800-678-9147 and Rothecm@roth.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Myomo

Myomo, Inc. is a commercial stage medical robotics company that offers expanded mobility for those suffering from neurological disorders and upper limb paralysis. Myomo develops and markets the MyoPro product line. MyoPro is a powered upper limb orthosis designed to restore function to the weakened or paralyzed arms of patients suffering from CVA stroke, brachial plexus injury, traumatic brain or spinal cord injury, ALS or other neuromuscular disease or injury.

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Forward Looking Statements

This press release contains forward-looking statements, including statements about the proposed offering, the proceeds therefrom and timing of closing, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors. Our actual results could differ materially from those anticipated in these forward looking statements for many reasons, including, without limitation, the risk factors contained in our filings made with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

For Myomo:

ir@myomo.com

Investor Relations:

Vivian Cervantes

PCG Advisory

646-863-6274

vivian@pcgadvisory.com

Public Relations:

Rachel Robbins

Greenough

617-275-6521

rrobbins@greenough.biz